Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 16, 2009 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in The Princeton Review Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the incorporation by reference of our report dated October 6, 2008 relating to the financial statements of The Princeton Review of Orange County, Inc. which appears in the Current Report on Form 8-K of The Princeton Review, Inc. dated October 6, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 30, 2009